PRESS RELEASE

  Maverick acquires rights to highly prospective Texas Natural Gas play

HOUSTON, TX. December 16, 2009 – Maverick Minerals Corp. (OTC.BB: MVRM) (hereafter “Maverick” or “the Company”) is pleased to announce that the Company has entered in to a comprehensive “Farm-Out” agreement on approximately 4,520 acres the “Farm-Out Acreage” on highly prospective deep zone oil and gas leases in Wharton and Fort Bend counties in south-central Texas.

Pursuant to the terms of the Farm-Out Agreement the Company acquired the right to earn up to 70% of the net revenues from production on the vendor’s developed and undeveloped oil and gas mineral leases subject to certain conditions, including the development of an initial test well on the vendor’s undeveloped acreage within one year of execution of the Farm-Out Agreement, in consideration of which the Company paid a non-refundable fee of US$350,000 and granted certain royalties to the vendor.

Maverick’s anticipated 2010 drilling program is expected to target the Wilcox Trend, a vast depositional sand zone with a history of prolific natural gas and condensate production. The Wilcox Trend is articulated into the: upper, middle, and lower Wilcox. The Company will be targeting the middle Wilcox to a depth of between 12,500 and 13,500 feet.

Concurrent with its Farm-Out agreement, Maverick has acquired detailed proprietary geology on the property. The dataset includes seismic and geological interpretations of the underlying geology from historic data.

In addition, Maverick has access to log data from a well drilled to 12,200 feet in 2003 on the Farm-Out Acreage. Information from that well reveals the top of the Wilcox formation at that location on the Farm-out acreage is in the same structural position as producing wells in the Cooley Field. It is important to note that there are no defining “dry holes” on the west side of the Cooley Field at the main producing horizon. The Farm-Out Acreage offsets the Cooley Field to the southwest with a drilling target located within one mile of the closest producing well on Cooley Field.

The prolific Cooley Field, operated by ConocoPhillips, is one of the dominant producing properties in the area. The Cooley Field is comprised of thirty-five wells spread over approximately 2,716 acres. Cumulative field production as of January 2008 for the thirty-five producing wells totals 301 billion cubic feet of natural gas and 4,679,000 barrels of oil from condensate.

Commenting on the new agreement Mr. Robert Kinloch, president and chief executive officer of Maverick Minerals Corporation stated “Our technical team has spent a significant amount of time and effort to acquire this unique opportunity and we look forward to providing further development plans early in the new year”

About Maverick

Maverick Minerals Corporation is an exploration stage company engaged in the acquisition, exploration, and development of prospective oil and gas properties in Texas.

Legal Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements”. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intend,” “plan,” “projection,” “could,” “vision,” “goals,” “objective” and “outlook”) are not historical facts and may be forward-looking and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) adjacent geologically similar prospective locations to the Cooley Field on the property subject to the Farm-Out Agreement have the potential for prospective deep zone oil and gas production; (ii) the Company’s anticipated 2010 drilling program is expected to target the Wilcox Trend; and (iii) that the Company will be targeting the middle Wilcox Trend to a depth of between 12,500 and 13,500 feet.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves. Such factors include, among others: the inability to obtain the necessary approvals for the further exploration and development of all or any of the Company’s prospects; the continued significant demand for oil and gas; risks inherent in the oil and gas industry; the number of competitors in the oil and gas industry with greater technical, financial and operations resources and personnel; the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data; the Company’s ability to raise debt or equity financing for operations; the Company's ability to hire and retain qualified employees and consultants; the fact that the Company’s properties are located adjacent to producing wells in the area provides no assurance that producing wells will be found and put into production by the Company; and the fact that there is no certainty that any commercial quantities of oil or gas will be found or recoverable. The Company undertakes no obligation to update forward-looking information if circumstances or management's estimates or opinions should change, except as required by law. Readers should also refer to the Company’s current annual report or other filings, which are available at www.sec.gov for additional discussion of risks and uncertainties. The reader is cautioned not to place undue reliance on forward-looking statements.